Exhibit 99.1

Aviat Networks Appoints Edward J. (‘Ned’) Hayes, Jr. as

Chief Financial Officer

SANTA CLARA, Calif., October 31, 2011 – Aviat Networks, Inc. (NASDAQ: AVNW), a leading expert in wireless transmission solutions, today appointed Edward J. (‘Ned’) Hayes, Jr. as senior vice president and chief financial officer. In this role, Mr. Hayes will oversee the company’s global financial and IT operations.

“Ned has significant public company experience. Serving in previous CFO posts, he has consistently demonstrated the ability to make transformative business and financial decisions that move companies along their strategic agenda,” said Michael Pangia, president and chief executive officer of Aviat Networks. “His addition to our management team will further enhance our ability to drive the business forward, translate operational efficiencies into improved financial performance, and execute with a focused momentum and renewed energy.”

Mr. Hayes, incoming CFO, said, “Aviat Networks is a recognized technology leader in the mobile backhaul market with a long history of loyal customers and innovative products and solutions. The company has a proven track record of success, recently refocused itself on its core competencies, a strong management team and a solid balance sheet. I believe that Aviat Networks is well positioned for future growth and profitability and I look forward to supporting the company in its plans to create shareholder value.”

Prior to his appointment at Aviat Networks, Mr. Hayes spent the last five years as the chief financial officer at Pillar Data Systems, Inc., an enterprise data storage company, until its recent acquisition by Oracle Corporation. In this capacity, he transformed the finance group into a world-class organization and, along with the management team, restructured global operations to drive revenue growth, operating expense optimization and cash management. Before joining Pillar Data, he served as executive vice president and chief financial officer of Quantum Corporation, a $1B data storage company publicly traded on the NYSE. Mr. Hayes also served as president and chief executive officer of DirecTV Broadband, Inc., an internet service provider and executive vice president and chief financial officer of Telocity, Inc., an internet service provider which the management team took public in March of 2000 and then sold to DirecTV in March of 2001. Prior to his position at Telocity, he served as the financial vice president and chief financial officer in two of Lucent Technologies’ largest divisions, including the $25 billion Global Service Provider Business. He has also held senior financial management positions at other multi-national companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and Chair of the Audit Committee of New Wave Research, Inc. and as an independent director of and Chair of the Audit Committee of NPTest, Inc.

Mr. Hayes currently serves on the board of Super Micro Computer, Inc. (NASD: SMCI) as an independent director and Chair of the Audit Committee and as an independent director and non-executive Chairman of the Board of Alaska Communications Systems (NASD: ALSK). Mr. Hayes received his undergraduate degree from Colgate University in New York and conducted his graduate studies at New York University’s Graduate School of Business. He will report directly to Michael Pangia, Aviat Networks president and chief executive officer.

John Madigan, vice president, corporate controller and principal accounting officer who served as interim CFO since August, will remain in his position reporting to Mr. Hayes.

About Aviat Networks, Inc.

Aviat Networks, Inc. is a leader in wireless transmission solutions. We apply innovation and IP networking expertise toward building a carrier class foundation for future mobile and fixed broadband networks. With more than 750,000 systems installed around the world, Aviat Networks has built a reputation as a leader in offering best-of-breed solutions including LTE-ready microwave backhaul and a complete portfolio of service and support options to public and private telecommunications operators worldwide. With a global reach and local presence in more than 46 countries, Aviat Networks works by the side of its customers allowing them to quickly and cost effectively seize new market and service opportunities. Aviat Networks, formerly Harris Stratex Networks Inc., is headquartered in Santa Clara, California and is listed on NASDAQ (AVNW). For more information, please visit http://www.us.aviatnetworks.com/or join the dialogue at www.twitter.com/aviatnetworks and on our corporate blog at http://blog.aviatnetworks.com/

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Media Contact:

Cynthia Johnson, Aviat Networks, Inc. (408) 550-3321, cynthia.johnson@aviatnet.com